Exhibit (11)
                      McKESSON CORPORATION
         COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                           (unaudited)
             (in millions except per share amounts)



                                               Three Months Ended
                                                     June 30
                                               -------------------
                                                  1997     1996
                                                 ------   ------

FULLY DILUTED EARNINGS (LOSS) PER SHARE
  Income (loss) after taxes from
    continuing operations                        $ 37.6   $(21.4)
  Dividends on preferred securities
    of subsidiary trust                             1.6        -
  Income from discontinued operations                 -      3.3
                                                  -----    -----
          Total                                  $ 39.2   $(18.1)
                                                  =====    =====

  Fully diluted shares
    Common shares outstanding(1)                   47.7     43.8
    Convertible preferred securities - dilutive     2.7        -
                                                  -----    -----
          Total                                    50.4     43.8
                                                  =====    =====

  Fully diluted earnings (loss) per share
    Continuing operations                        $ 0.78   $(0.49)
    Discontinued operations                           -     0.08
                                                  -----    -----
          Total                                  $ 0.78   $(0.41)
                                                  =====    =====

PRIMARY EARNINGS (LOSS) PER SHARE
  Income (loss) after taxes
    Continuing operations                        $ 37.6   $(21.4)
    Discontinued operations                           -      3.3
                                                  -----    -----
          Total                                  $ 37.6   $(18.1)
                                                  =====    =====

  Primary shares
     Common shares outstanding(1)                  47.6     43.8
                                                  =====    =====
  Primary earnings (loss) per share
     Continuing operations                       $ 0.79   $(0.49)
     Discontinued operations                          -     0.08
                                                  -----    -----
          Total                                  $ 0.79   $(0.41)
                                                  =====    =====


(1) Common shares outstanding have been computed by adding the monthly averages (beginning of the month plus end of the month divided by 2), dividing the aggregate by 3 and, in the calculation for the three months ended June 30, 1997, adjusting this total for dilutive stock options using the treasury stock method. The calculations for the three months ended June 30, 1996, exclude stock options which were anti-dilutive due to the net loss incurred for the period.